CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
email: chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

Exhibit 99.1
U.S. Physical Therapy, Inc.
Conference Call Transcript
November 6, 2024 10:30 am ET

Operator:
Good day and thank you for standing by. Welcome to the US Physical Therapy 3rd Quarter 2024 Earnings Conference Call. At this time, all participants are in a listen-only mode. After the speakers’ presentation, there will be a Question and Answer session. In order to ask a question during the session, please press the * key followed by the number 1 on your telephone keypad. Please be advised that today’s conference is being recorded, and if you require any further assistance, please press * then 0. I’d now like to turn the call over to Chris Reading, Chairman and CEO. Please go ahead, sir.

Chris Reading:
Thank you. Good morning and welcome, everyone, to our Q3 2024 US Physical Therapy Earnings call. With me on the line this morning, I’ve got our Executive Team, including Carey Hendrickson, our CFO. Eric Williams, our President and COO. Graham Reeve, Chief Operating Officer, West. Rick Binstein, our Executive Vice President and General Counsel. Also with us on the call, Jake Martinez, our Senior Vice President, Finance and Accounting.

I’ve got lots to discuss with you this morning, but before we begin, we need to cover a brief disclosure statement. So, Jake, if you would, please.

Jake Martinez:
Thank you, Chris. This presentation includes forward-looking statements which involves certain risks and uncertainties. These forward-looking statements are based on the company’s current views and assumptions. The company’s actual results may vary materially from those anticipated. Please see the company’s filings with the Securities and Exchange Commission for more information. This presentation also contains certain non-GAAP measures as defined in Regulation G, and the related reconciliations can be found in the company’s earnings release and the company presentation on our website. Chris?

Chris Reading:
Thank you, Jake. So, we’ve got a lot to unpack here. A lot of things going on in this quarter, but I want to begin by thanking our partners and all of our operations support for the focus around care, the grind in general, in what has been a little bit of a challenging market for a while now. The good news is, that in a number of key areas, we’re making steady forward progress.

First, visit volume which directly correlates to our referrals, and ties most closely with the tremendous care that our partners and clinicians deliver everyday in more than 700 locations around the country, has continued to be very strong. We’ve seen solid demand all year. This Q3, our patient visits increased 6%, and our visits per clinic per day, which is really our measure of local clinic demand, hit an all-time high for any 3rd quarter at30.1 visits. Coupled with that, our net rate continued to climb year over year to 105.65 versus 102.37 in the prior year quarter. This combination drove revenue 9.3% to 142.2 million for Q3, and Adjusted EBITDA up 13.4% for the quarter. All this during a time of sequential rate pressure from Medicare, and wage, and other inflation overall.

On the cost side, we made some decisions this quarter which will have an impact next year particularly as we look ahead. We closed and will sell some of our underperforming facilities in secondary markets which are no longer working for us, and creating a disproportionate investment in time. This is never easy but with recent incoming investments in great markets like Wyoming, Oregon, and most recently, New York, we have to focus our time and attention on where we can create the greatest return. So net of closures, we are operating in an owned and managed capacity, now totaling 750 locations and continuing to grow in 43 states.

In order to get all this done, we had some cleaning up to do, considering our current slate of opportunities and our expectations around growth and return. Other additions in the quarter beyond New York Metro included a previously announced eight-clinic practice in the northeast and through the end of October, we have opened or acquired 20 de novo or aqui novo facilities in addition to our larger announced acquisitions with other opportunities in the pipeline yet to come, making for some good momentum as we look ahead to 2025.

Also on the highly positive side of the equation was our performance in our injury prevention business, which continues to grow in an outsized pace. Revenue this quarter grew approximately 30% compared to Q3 last year, and our operating profit was up over 27% in the same period. We continue to invest in that space and I’m pleased to announce that we just started a very substantial auto manufacturing contract, and a further expansion on one of our largest, longest tenured clients among many other organic opportunities in our development pipeline. I want to take a minute to thank both of our IIP leadership teams for their work this year and the growth they have delivered underpinned by the exceptional service and care that they provide and recognized by many of our nation’s largest and most prominent employers.
Let’s shift gears for a minute and discuss one topic that continues to be the big area of focus for us operationally, and that is dealing with and responding to the increased cost for people, as well as products and services that have resulted in our cost per visit increase on a year-over-year basis.

First, let’s look at where we are for the quarter before we speak about what we’ve done to adjust the trajectory going forward. For the quarter, our salary-related cost per visit, which includes not only our clinical cost, but all of our clinic-level salaries, including our billing and collections teams and our front desk staff, that subset finished the quarter at $62.47 per visit, compared to $60.35 in the 2023 third quarter, a 3.5% increase. Looking at our salary and related cost as a percentage of revenue, we were able to hold our costs flat year-over-year at approximately 57.6%, which I feel we can continue to improve upon, especially as we get continued rate lift.

So, let’s talk about what we did to make some adjustments as we look forward. In the quarter, the ops team went back and remapped our clinics to where we were in 2021. Why 2021? Well, that was a fairly lean year coming out of the first year of COVID. Where possible, they’ve worked to use that as a template, adjusted, of course, for visit changes and wage inflation to a certain extent. That roadmap of sorts should help us as we finish the year. To better understand this and why it’s taken us a little longer than normal to be able to fully address it, is that for the most part that we’re talking about small daily cost numbers.

Now, with approximately 750 facilities, a difference each day of just $50.00 in total cost increase, and that’s across salary, hours, goods and services, rent, electricity, the list goes on. The difference of only $50.00 aggregates quickly to $9.5 million over the course of the year. So, our team is down in the weeds, pruning and pulling very carefully so as not to disturb the flowers, the fruit of what we are trying to do, which is to take great care of our patients, to ensure that we have the right available resources to do that on a consistent basis. So, it’s tedious work, but just like in a beautiful garden, it’s necessary work, and once through won’t be enough, it will have to be repeated often to ensure we maintain our clinical garden in the way that we desire, bearing great fruit in terms of continued visit and referral growth, fueled by patients and physicians alike who have a great experience as a result of our care and service or being careful to have the right resource allocation. It’s a tough balancing act for sure.

So, even though that took a good deal of time this past quarter to sort through, our gross profit excluding closure costs increased 14.4% from prior year’s third quarter and our gross margin for PT increased 90 basis points to 18.9%. Not yet where we want it to be, but moving in the right direction.

Before I wrap up, let me speak to one thing that I think some of our investors have been concerned with since we did our capital raise late spring of last year and that has been our pace of deployment of those funds by way of acquisitions. As many of you may remember, when we raised that money, we said we would be disciplined in deploying it with partners whom we believe would be a great long-term fit for our company, sharing our values around the importance of people delivering great patient care. I will tell you that the wait has been worth it. Partnerships we’ve acquired this year, strengthening our core injury prevention business and the PT partnerships we have acquired over these past 17 months have been and will be outstanding additions to our company. For the longest time we waited on New York, that patience has paid off in a big way with our partnership with the Metro PT team. Those guys are on fire to deliver strong growth and exceptional care. We’re excited to work alongside them and all of our partners to make a difference to our patients as well as their shareholders. Sometimes it takes us a little time, but this team generally does what we say we’re going to do. We appreciate your patience as we work to build a sustainable and bright future for us, our partners and staff, and certainly for all of our patients and companies who count on us to show up and deliver results for them every day. So, thank you.

That concludes my prepared comments, at least until we open things up for questions. So, Carey, you always do such a good job of covering the intricate details of our overall quarter and year-to-date financial performance. So, I’m handing you the ball.

Carey Hendrickson:
Great. Thank you, Chris, and good morning, everyone. I’ll start with a few highlights and notes inside of our third quarter results. Our net rate, as Chris mentioned, increased again in the third quarter to $105.65 per visit. That’s the highest our net rate has been since late 2020, which was prior to the four consecutive years of Medicare rate reductions by CMS, which also at that time benefited from a 2% sequestration rate relief. Our average visits per day in the third quarter were a record high for a third quarter at 30.1. Our contract labor costs decreased by $600,000 from the second quarter to the third quarter, and our PT margin improved by 90 basis points over the third quarter last year.

We optimized our portfolio with the closure of 32 clinics, which will improve our metrics going forward and will also allow our ops team to focus on growth initiatives and acquisition opportunities and then our IIP business grew more than 13% in the third quarter, even before adding the acquisition that we made earlier this year.

We reported adjusted EBITDA for the third quarter of 2024 of $21.1 million compared to $18.6 million in the prior year. Our adjusted EBITDA margin was 15.5% in the third quarter of this year, which was up slightly from 15.3% in the third quarter of last year.

Our operating results were $10.4 million in the third quarter of 2024, an increase of $1.2 million or 12.4% over the third quarter of 2023. On a per share basis, operating results were 69 cents in the third quarter of this year versus 62 cents in the third quarter of last year.

Our average visits per clinic per day, as I mentioned, was 30.1. That was the highest volume for the third quarter in the company’s history. July and August were both at 29.9, consistent with our seasonal patterns for summer months, and then September increased to 30.7. Each of those months was a record high volume for that particular month, July, August, and September. Our net rate of $105.65 for the 3rd quarter of 2024 was $3.28 per visit or 3.2% higher than the 3rd quarter of last year even with the 1.8% Medicare rate reduction that by CMS that was put into effect in the beginning of 2024. If you exclude Medicare, our rate was $4.17 per visit or 3.9% over the 3rd quarter of last year. The increase was largely related to our continuing strategic priority of increasing reimbursement rates through contract negotiations with commercial and other payers and our focus on growing our Workers’ Comp business. We are also focused on maximizing our cash collection through improvements in our Revenue Cycle Management. Each major category of payers increased year over year and Workers’ Comp which is one of our highest rate categories continues to increase as the percentage of revenue mix, moving from 9.6% of our revenue in the 3rd quarter of 2023 to 10.4% in the 3rd quarter of 2024 and it was also up in a sequential basis increasing from 10.1% in the 2nd quarter of ‘24 to 10.4% in the quarter of this year. These rate enhancing initiatives remain a high priority for us.

Physical therapy revenues were $142.7 million in the 3rd quarter of 2024, an increase of $12.2 million or 9.3% in the 3rd quarter of last year. The increase was driven by our higher net rate, an increase in visits in our mature clinics as well as having 21 more clinics on average in the 3rd quarter of ‘24 than we had in the 3rd quarter of ‘23.

Physical therapy operating costs were $119.2 million, which includes $3.4 million of closure costs related to the 32 clinics that were closed during the 3rd quarter. Excluding closure costs, our PT expenses were $115.8 million, which is up 8.2% from the prior year due to having 21 more clinics on average, than in the 3rd quarter of last year. On a per visit basis, our salaries and related costs were $62.47 in the 3rd quarter of ‘24. That compares to $60.35 in the 3rd quarter of ‘23, which is an increase of 3.5%. When you look at our total operating costs, they increased just 2.2% moving from $84.47 in the 3rd quarter of ‘23 to $86.37 in the 3rd quarter of this year. Our PT margin was 18.9% excluding closure cost in the 3rd quarter up from 18.0% in the 3rd quarter of last year.

As Chris mentioned, our IIP team produced excellent growth in the 3rd quarter. Our IIP net revenues were up $5.8 million or almost 30% over the 3rd quarter of 2023 with IIP income of $1.2 million or 27.1% over the prior year. Excluding the IIP acquisition that we made earlier this year, our net revenues were still up 12.9% with our gross profit up 13.2% and our IIP margin was a very healthy 22.2%. Our corporate office costs are in line for both the 3rd quarter and the full year. Through the first nine months of 2024, our corporate cost were 8.7% of net revenue as compared to 8.5% in the first nine months of ‘23. Our balance sheet continued to be in an excellent position. We have $140.6 million of debt on our term loan with the swap agreement that places the rate on our debt at 4.7% which, as you know, is a very favorable rate in today’s market and well below the current Federal Funds rate. Under that swap are one month SOFR is fixed at 2.8% and that extends to the middle of 2027. In addition to the term loan, we also have a $175 million revolving facility that had nothing drawn on it during the 3rd quarter. Our cash balance at the end of September was $117 million with approximately $90 million of that cash available for acquisitions and other growth initiatives. As we’ve announced, we used $75 million on the Metro acquisition which we made on October 31st leaving us with approximately $15 million and available cash before we’d have to draw on the revolving credit facility. We have deployed so far this year $117 million of cash in the acquisitions. We continue to expect our EBITDA to come within the range previously provided of $80 to $85 million, so there’s no update to guidance. Our volumes have continued strong in the early part of the 4th quarter with October trending similarly to September. The recent measures we’ve taken to impact expenses and optimize our portfolio are important steps in keeping our cost structure and proper alignment and focusing our efforts on areas with the greatest potential impact. Finally, we’re excited about the recent acquisition of Metro Physical Therapy in New York even beyond its initial significant contribution. They have a great team and are a great fit with USPH and we expect Metro to be an excellent growth engine for us in the years ahead. With that, Chris, I’ll turn the call back to you and we’ll take questions after.

Chris Reading:	Thanks Carey. Okay, operator, well go ahead and open the line for our questions.

Operator:
Absolutely. At this time if you’d like to ask a question please press the *1 keys on your telephone keypad. Keep in mind you can remove yourself from the question queue at any time by *2. Again, it is *1 to ask a question today. We’ll take our first question from Brian Tanquilut with Jefferies. Please go ahead your line is open.

Chris Reading:	Good morning Brian.

Brian Tanquilut:
Good morning guys. Good morning. Maybe Chris I’ll just ask you about these moves that you’ve made, existing from markets and some of the labor initiatives that you’ve put in place. How should we be thinking about the flow-through impact of these over the next six to 12 months, number one, and then, are you thinking of any incremental moves, whether it’s further evaluations of markets and clinics, or anything else in the labor front that you can walk us through in terms of what those moves actually are?

Chris Reading:
Sure. I would say give us a little time to let some of these changes flow through. I think the bigger impact is next year, particularly in two areas. One, we won’t have any of the aggregate drain of those facilities. But more importantly, probably than anything, is that we’ll have the time and attention freed up from our very important ops team so they can focus on our partnerships and our partners who are better positioned to grow. So, that’s the overall view.

In terms of will there ever, is there ever, could there be other markets and times where we make adjustments? I mean, the answer to that is absolutely. This is an evolving thing and we have to respond. People business, number one. People aren’t like numbers. Things “ebb and flow”. Sometimes they change over time. Good news is with many of these facilities, we’ve had them for many, many years and they’ve been with us for a long time and they’ve done well. At this point, we see a better opportunity to carry forward with time and focus in other areas. But we’ll continue to have what we think is a disciplined pruning process, if that’s the right term. I think we’ve gotten the heavy lift of that done. Some of these facilities will, in fact, will sell and we are in the process of doing that. And so, that’ll further help us just as we position ourselves for the right resources as we go forward.

Brian Tanquilut:
That makes sense. And then maybe just on the Metro acquisition, Carey, number one, is that going to be consolidated going forward? And then maybe Chris, for you, given the size of that deal, it’s larger than what you’ve normally been doing. How should we be thinking about your appetite and capability to do chunk deals, at least for the next 12 months as you work on the integration of this asset? Thanks.

Carey Hendrickson:	Yes, Brian, I’ll just say yes, we do expect to be able to consolidate Metro into our all of our metrics, our revenue expenses, all along our P&L. Yes.

Chris Reading:
The answer to the other question, Brian, is really about what’s the right fit. I think we’re going to be well positioned because Metro team’s is in really good shape. They have a great team. They have a great plan on the year. We certainly are in the middle and have been in the middle of integration related things, even before the deal closed. We were on the ground, had people on the ground working on some key things. So, it really depends on what becomes available, I think. We don’t have anything today immediately that we’re working on that’s of the same size. But if there was something that came along that ended up like Metro, will be and is, which is a great fit, then sure, we would – we have the resources and I think the appetite to tackle it. Now, whether that happens in the next 12 months or not, we’ll have to see. We’re still working on good things. We have other things that we expect to get done this year and into the early part of next year that are typical for us, and certainly de novo expansions and a lot of planned expansion within the Metro partnership as well. So, I don’t see us changing our tact, it’s just about looking for the right fit at the right time.

Brian Tanquilut:	I understand. Thank you.

Carey:	Thanks, Brian.

Operator:	We’ll take our next question from Joanna Gajuk with Bank of America. Please go ahead. Your line is open.

Carey Hendrickson:	Good morning, Joanna.

Joanna Gajuk:
Hi, good morning. Thanks so much for taking that question. First, I guess, just to make sure to confirm this, since you did not mention the guidance. So, should I read it as a no change to your EBITDA guidance for the year?

Carey Hendrickson:	That’s right. Yes. We still expect it to come within the range we previously provided of $80-85 million.

Joanna Gajuk:	And also, to confirm the Metro acquisition, which is something about – was that already contemplated in this guidance range?

Carey Hendrickson:	Yes, it was.

Joanna Gajuk:	If I do the math, rough math, I guess for EBITDA is [NCI], like adjusted EBITDA number to this deal, maybe a million dollars or so, right? Then you closed some clinics in there, but it sounds like you’re including that deal. So, I guess that’s why no change in the guidance range??. And if I may just follow up on the Metro acquisition. You mentioned clearly better metrics. We know the margins here are higher than USPH. Can you give us a little bit of color what’s driving that? Is it because they are management companies, there’s low-cost structure, or there’s something market specific that’s driving the better metrics for that asset?

Chris Reading:	Well, let me…

Carey Hendrickson:	Go ahead.

Chris Reading:	Go ahead, Carey.

Chris Reading:	No, that’s all right.

Carey Hendrickson:
I was just gonna say they have larger clinics than us, for the most part, than the rest of our portfolio on average. They run somewhere between 45 and 47 and a half visits per day. So, that’ll obviously have some upward pressure on our average visits per clinic per day. Their net rate is pretty similar to ours. So, there won’t be a whole lot of change there. Their margin, they have a full support system at Metro that – with their support team from a finance perspective, their billing and collections and all of those things. So, the margins are actually pretty similar to ours from an adjusted EBITDA margin standpoint, and that’ll all be in our PT line. So, it may, it’ll be pretty similar to the rest of the margin for the group.

Joanna Gajuk:
Okay. Thank you and I know you don’t have a guidance for next year but the obvious question would be for now this acquisition is at a close so that’s good to know it now. But other than that, any I guess, tailwind and headwind to think about as we think about next year? I guess we have the final Medicare rate update but anything else we should be thinking about or start to think about? Thank you.

Chris Reading:
Yes, not that I know of. The most recent thing is the Medicare final rule update which as you know, we know all too well has been typically on an annual basis then further modified by Congress, all of which is in motion and shifting fans as we speak right now as a result of the election last night. That’s all going to have to shake out. Other than that, I don’t know of anything that is on the horizon plus or minus that is material for next year.

Carey Hendrickson:
Of course, we will benefit from the full year, a full year’s performance of some of the acquisitions we’ve made and Metro in particular we’ve had two months this year, we’ll have 12 months next year and that is a significant acquisition so that will be an add to our 2025.

Chris Reading:
Let me, Joanna, let me add one thing and Carey made a couple of good points. One of the things that’s really helped us a lot this year and it has taken us a little time, but we really made good progress around that rate. So the team’s done an excellent job. We continue to get pretty meaningful increases in key contracts that haven’t started yet and so, we continue to be hopeful that we continue rate lift. The other area that has been particularly strong and I just really want to give a shoutout to the people who worked on this, they’ve done an excellent job is in our work comp area. Carey shared with you some of the percent change numbers and I think in those, while those are 100% accurate, mainly get lost in the shuffle a little bit, our work comp visits increased on a year-over-year basis little more than 16.5% compared to third quarter last year. So a pretty strong increase. Our revenue for work comp increased just under 19% on a year-over-year basis because our rate in the work comp space also increased as a result of the work that the team has done. So we’re hoping that combination obviously is giving us some continued, given us the lift that we’ve enjoyed so far and will continue to give us some continued lift as we go forward.

Joanna Gajuk:
So if I may as a late follow-up, a last comment because it just begs a question there. So where should we expect that worker’s comp next year to get to, I guess, there was a time years ago where you were maybe more like 14% worker’s comp so is that achievable or should we just continue to grow from this 10.5% going forward and maybe over time get there but maybe not? So any color I guess how you think where it could get to…? Thank you.

Chris Reading:
I wish I had a really, really clear great clear crystal ball. I don’t. All I could tell you is the team has been focused on it. We’ve discussed it with all of you that it’s a focus. We put it out there that we were going to move the needle. The needle is definitely moving and is moving in the right direction at an outsized rate and where we end up, I don’t honestly know. I’ll be making up a number which I’m not going to do so I think for now, you know where we are and you know that it is changing slowly and there are going to be things that are happening between, in lots of different areas, some expected, some not and so just mix it all together and I think the net overall is definitely more progress to be made.

Joanna Gajuk:	Thank you.

Chris Reading:	Thank you.

Operator:	We’ll take our next question from Larry Solow with CJS Securities, please go ahead. The line is open

Larry Solow:	Hey, good morning, Chris.

Carey Hendrickson:	Good morning, Larry.

Larry Solow:
Hey, good morning, Carey. Just a few follow-ups on the pricing. So the net rate this quarter you said up 3, a little over 3% and not obviously in light of CMS decline. As these rates continue to tick up and nicely and sequentially, I feel like you’re building some good momentum and fair to say, like you said, you have I assume, annual tickers on it in these things so are you more comfortable that we’re entering a period now where at least on the commercial side, rates should grow a couple, 2, 3% a year, is that like a fair multi-year outlook?

Chris Reading:	Carey, let me start with this and then you can jump in.

Carey Hendrickson:	Sure.

Chris Reading:
So I would say, Larry, the rates, just to be really clear, the rates, most of the rates that we’ve recontracted, many have been a multi-year contract so it might be 4%, 5% year one and 2% to 3% for two to three years thereafter. I don’t know that many of the contracts have a perpetual annual increase associated with them. They are contracted for a period of time, and then just renew after that, and we got to go back, and get after it again before this contacts expire, but for the near term many going to have additional boost, not all, but many. So that is helping us to offset the continued pressure, fortunately, that we’re feeling from Medicare, at least for this one more year.

Larry Solow:	On that Medicare, so 2.9%, I think it’s the 2.9% cut for you guys or something, know that works out too?

Chris Reading:	Yes, it’s just under 3. It’s very code specific.

Larry Solow:
Right, and assuming they may or may not be some congressional action, obviously. There has been in the last year; just feel like there will be a good chance there will be, but let’s just assume that it could be a similar rate the client to what worth seeing this year. Any thoughts from a high level? I’ve heard from various sources that this should be the last year, right on the physician fee schedule Any thoughts as we look out the 26 and beyond that hopefully Medicare, which is historically has been more of a little bit of good guy for you guys, at least becomes neutral?

Chris Reading:
Yes. I think so. Look, [Laughter] trying to all sort of predict what the government is going to do is – it’s been kind of a foolish business, but yes, this should be the last year, and we believe it will be the last year. Nobody we talk to in Congress thinks these cuts were right to begin with. In fact, they were based on faulty assumptions at MedPAC now amidst erroneous assumptions. We ended up with the unintended consequences. So you can’t see that they’re going to perpetuate that, but we’ll have to wait and see. Unfortunately, Medicare is a year-to-year thing, and really should be probably a two or three-year rolling kind of a look, so that companies like ours have the opportunity to know what the landscape was going to look like. It’s not that way yet, but we’re expecting this to be the last year that we had headwind that, for sure.

Larry Solow:
On the volumes, obviously a record high so I can’t complain per se, but up to that 1%-ish in the last couple quarters, and I think flash for the year, those of the difficult comp in the beginning of the year. Does that more likely - I know you’ve had bigger volume growth would look over the last 10 years, probably average more like 2% to 3%. Is that just kind of moves around a little bit. I know you had some staffing challenges too which maybe led to some inability to meet all the demand, but just any thoughts on volume as you look forward?

Chris Reading:	Yes. Carey, I don’t have it at my fingertips, and I should, but I’m trying to remember what same store was this quarter. I thought it was two something but yes, you’re right. [Crosstalk] – go ahead.

Carey Hendrickson:	No, it was up about 2.5% from a volume standpoint.

Larry Solow:	Okay.

Chris Reading:
You know, no question, I’d love for that to be 3.5%. Staffing is tight right now. I know it’s tight everywhere and at the same time, as you heard, we’re trying to balance, not having resources that are standing around with good patient demand and trying to hone that in, because small dollars aggregate pretty quickly. So, it’s a little bit tricky.

Larry Solow:	Right.

Chris Reading:
You know? I could tell you the team is working very, very hard to create that - to keep the demand up and to create that growth. We are where we are right now and we’ve had a lot to deal with in terms of rate pressure and response on that side, and cost pressure and response on that side. I think all in all, that’s not perfect but not too bad either. It’s been pretty good, net net. So, we continue to work hard at, and none of us are satisfied with where we are. We have things that we can do better and we’re working hard at. So I hope we continue to be one of them.

Larry Solow:	Great. Thanks, I appreciate the color.

Chris Reading:	Yes, sir. Thank you.

Operator:	As a reminder, if you’d like to ask a question today, please press the * and 1 keys. We’ll take our next question from Mike Petusky with Barrington Research. Please go ahead. Your line is open.

Chris Reading:	Hey, Mike.

Mike Petusky:	Good morning. Hey, good morning, guys. Hey, can you all give just real quick on the housekeeping of the payer mix breakout, if you have it?

Carey Hendrickson:
Sure, yes. Hold on just one second, let me get that in front of me. Third quarter is pretty typical. Commercial is 47%. Medicare is 33%, which is right in line where it has been. As I mentioned, workers’ comp went up, it’s 10.4%, and then there’s everything else. There’s Medicaid, personal injury, and self-pay. So, pretty consistent, it’s very consistent with the second quarter, other than workers’ comp inching up a little bit.

Mike Petusky:	Was Medicaid somewhere around like 6% or something like that, 5% or 6%?

Carey Hendrickson:	No, it was about 3.5%.

Mike Petusky:	Okay, great.

Mike Petusky:
So – okay. So I’m curious. On the injury prevention business, Chris, there’s – obviously, top 1 is great because of the M&A, but it’s also great ex the M&A double-digit growth. I’m just curious, is that new business? Are you getting deeper with – earn customers? What’s driving that?

Chris Reading:
I would say yes and yes. So that business, it’s getting deeper with existing customers. The nice thing about this business is, and this is true of anything, it truly, truly works. It’s designed to save companies money. It does that. It does that on a very consistent basis. Typically, we’ll start with a company, maybe a national company, but we’ll start with one or two locations. They tend to be the hardest, worst locations in terms of injury management or injury exposure. We start with that. If the team does a great job, we get embedded organic expansion kind of opportunities with that company based on the great job that the team has done. Then there are new companies, risk managers in certain industries move between companies. They’ve had experience so they’ve heard about us, and so we get brought in either on a direct basis or through an RFP process. I mean, those opportunities. Again, I’m really proud that both teams have done a really good job this year. Our core team, our legacy team, their largest customer has decided to put us in every one of their locations around the country. We’re already in hundreds of locations. So that’s been a fantastic relationship. Then the other team, we have a lot of auto industry business. In this place, one of the biggest providers in the injury prevention industry in their home state with a major auto manufacturer, and that’s a 50 FTE broker business where we have 50 people now onsite, all full-time. We’re nearly so within a given footprint. So that’s a big win, that’s a new win. So it’s really both. As you point out, we’ve done some very good acquisitions and it worked out really well for us that have opened and broadened not only our service delivery, the products and services that we are able to sell  to the industry. So it’s created more cross selling opportunities. But it also has increased our exposure in different industries, verticals. So, maybe that we were primarily in distribution, warehousing, and now manufacturing, now auto manufacturing, now construction and transportation. So once you get a foot hold or a customer in each of those industries, verticals, you’ll open yourself up to a world of other people who think, “Okay. They understand my business. Now maybe we can talk.” It’s been great overall. Like I said, I’m really proud of both of those teams.

Mike Petusky:
That’s fantastic. In terms of the Metro deal, I’m just curious, is there any ability for you guys to – I think Carey may have said that the net rate is pretty favorable for Metro, but I’m just curious if there’s anything on the contracting side that you guys can bring to them where – well, maybe you’re contracting with a little more favorable terms for certain insurances. I’m just curious if there’s any opportunity for some uplift from your contracts. Thanks.

Chris Reading:
So I’ll tell you that the Metro team has done a great job historically and even leading up to our acquisition in terms of what they’ve done with their own contract rates. I know they have some additional resources that we can bring to bear with them for their team. Some of the rates that Metro has re-contracted haven’t really kicked in yet, or just now kicking in, or will kick in shortly. And so, I think there’s some additional lift and we’re looking at that whole New York market very strategically to see how we can continue to add to that, and time will tell based on our ability to execute on this, but I feel pretty confidently over a period of time that we can do really good things. But I will tell you that they themselves could heavy lift so far, and we’ll see if we can help them with that as they go forward

Mike Petusky:
Pretty good. Last question from me. Just in terms of the election results last night, is there anything that came out of that last night that may keep things good, the US Congress would be more or less likely to sort of do their typical week before Christmas action on the proposed reduction and reimbursement?

Chris Reading:
Yes. That’s an interesting question, and I kind of expected it, and I don’t really know how to answer it. We’ll see if both houses of congress end up being Republican controlled. That looks like that’s going to happen. Look, I’m not going to predict. I don’t know. I think – and this isn’t a political statement by me in any way, shape, or form, so I don’t want anybody to read into it. I think most of us understand that Republicans are more deficit focused and smaller government focused than their counterparts on the Democratic side of things.

So, we’ve been in kind of a little bit of a more balanced relationship. In the last couple of years, that may change a bit as we go forward, and anytime you have a change, you have pieces that get moved around, so I don’t know that I can predict. We’re prepared for the cut that’s been announced regardless of what happened last night, and we’re going to be working to try to get that cut that was announced a week or so ago, mitigate it as we have over the last number of years, and I feel reasonably confident that – let me say I feel reasonably hopeful that we can get that done, but the political landscape, it’s hard to predict.

Mike Petusky:
Just want to ask a quick follow up to that. Are you aware of any folks that were particularly – knowing congress that were particularly friendly to outpatient PT that will no longer be part of congress going forward. I mean, did you all lose anybody that’s been particularly helpful in terms of your advocacy for PT and the industry in general?

Chris Reading:
I think the folks on our side through APTQI were very much part of – and proud to be a part of – have done great work. Liberty Partners has done great work to help us long ago understand that we have to have broad connectivity on both houses of congress and across both parties. So, I think we’re pretty well positioned. Many of our primary advocates are key people that are very secure on both sides. Again, both parties and both sides of congress. So, I think we’re okay there. I definitely don’t think we’re starting over if that’s the question.

Mike Petusky:	It was. Thank you.

Chris Reading:	Thanks, Mike.

Operator:
And once again, if you’d like to ask a question today, please press the star and 1 key on your telephone keypad. We can pause for a moment to allow any further questions in the queue. [Pause] Again, there are no further questions on the line. I’ll return the call to our speakers for any additional or closing remarks.

Chris Reading:
Yes, thank you, everybody. I appreciate your time today. Again, team’s working very hard, give us a chance to finish out this year the way that we have described to you, and we’ll focus on delivering continued growth next year with some of the capital deployments that we’ve made, and some of the adjustments that we’ve made ongoing and even the ones here more recently. So, again, we thank you for your patience and your trust. We hope you have a great day, take care. Bye now.

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